Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156742

HINES GLOBAL REIT, INC.
SUPPLEMENT NO. 1 DATED MAY 5, 2011
TO THE PROSPECTUS DATED APRIL 29, 2011

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Hines Global REIT, Inc. ("Hines Global"), dated April 29, 2011 (the “Prospectus”) . Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

A.	To provide an update on the status of our current public offering; and

B.	To update disclosures in Appendix A to the Prospectus.

A. Status of Our Current Public Offering

As of May 3, 2011 we had received gross proceeds of approximately $594.2 million from the sale of approximately 59.6 million of our common shares in our current public offering, including approximately $14.0 million relating to 1.5 million shares issued under our distribution reinvestment plan. As of May 3, 2011, approximately $2,419.8 million in shares remained available for sale pursuant to our current public offering, exclusive of approximately $486.0 million in shares available under our distribution reinvestment plan.

B. Updates to Appendix A

1. The table on page A-6 is hereby deleted and replaced in its entirety with the following:

	Hines U.S. Office Value	Hines U.S. Office Value	Hines U.S. Office Value	Hines U.S. Office Value	Hines U.S. Office Value
	Added	Added	Added	Added	Added
	Fund I LP	Fund I LP	Fund I LP	Fund I LP	Fund I LP
	2006	2007	2008	2009	2010

Gross revenues	$36,208	$39,342	$41,303	$44,499	$36,737
Profit (loss) on sale of properties	34,178	133,605	—	—	70,698
Profit (loss) on sale of properties after previously recognized FMV Adj	—	—	—	—	—
Less: Operating expenses	(19,280)	(25,192)	(23,843)	(55,505)	(20,437)
Interest expense	(13,576)	(15,060)	(13,325)	(10,235)	(9,628)
Depreciation	(15,891)	(15,546)	(13,865)	(11,238)	(9,025)
Other gain (loss)	(9,545)	185	91	—	—

Net income (loss) — GAAP basis	12,094	117,334	(9,639)	(32,479)	68,345

Taxable income (loss):
From operations	(10,341)	(16,326)	(4,052)	6,024	(4,790)

From gain (loss) on sale	27,192	143,354	—	—	67,200

Cash generated (deficiency) from operations	(3,817)	(6,097)	(5,492)	17,108	(7,361)
Cash generated from sales	73,376	181,922	—	—	205,778
Cash generated from refinancing	—	—	12,000	—	—
Cash generated (deficiency) from investing and financing activities (before distributions)	11,249	16,277	1,376	(670)	(206,984)

Total cash generated (deficiency)	80,808	192,102	7,884	16,438	(8,567)
Less: Cash distributions to investors:
From operating cash flow	(7,100)	(12,518)	—	—	—
From sales and refinancing	(69,000)	(182,000)	(12,000)	—	—
From other (incentive)	—	—	—	—	—

Cash generated (deficiency) after cash distributions	4,708	(2,416)	(4,116)	16,438	(8,567)
Less: Special items (not including sales and refinancing)	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	4,708	(2,416)	(4,116)	16,438	(8,567)

	Hines U.S. Office Value	Hines U.S. Office Value	Hines U.S. Office Value	Hines U.S. Office Value	Hines U.S. Office Value
	Added	Added	Added	Added	Added
	Fund I LP	Fund I LP	Fund I LP	Fund I LP	Fund I LP
	2006	2007	2008	2009	2010

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary income (loss):
— from operations	(42)	(66)	(16)	22	(18)
— from recapture(1)	20	30	—	—	57
Capital gain (loss)	90	548	—	—	192
Cash distributions to investors:
Source (on GAAP basis):
— from investment income	(119)	(551)	—	—	—
— from return of capital	(188)	(234)	(48)	—	—

Total distributions on GAAP basis	(307)	(785)	(48)	—	—

Source (on cash basis):
— from sales	(278)	(735)	—	—	—
— from refinancing	—	—	(48)	—	—
— from operations	(29)	(50)	—	—	—
— from other	—	—	—	—	—

Total distributions on cash basis	(307)	(785)	(48)	—	—

Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table					43%

(1)
Ordinary income (loss) from recapture amounts includes the portion of gains/(losses) on sales subject to tax rates which differ from the preferential capital gains tax rates then in effect. Examples could include unrecaptured section 1250 gains and types of depreciation recapture.

2. The row titled Ordinary income (loss) — from operations of the table on page A-7 is hereby deleted and replaced in its entirety with the following:

	Hines U.S.	Hines U.S.	Hines U.S.	Hines U.S.	Hines U.S.
	Office Value	Office Value	Office Value	Office Value	Office Value
	Added	Added	Added	Added	Added
	Fund II LP	Fund II LP	Fund II LP	Fund II LP	Fund II LP
	2006	2007	2008	2009	2010

Ordinary income (loss):
— from operations	—	(136)	(24)	(14)	(16)

3. The fourth and fifth columns of the table on page A-8 are hereby deleted and replaced in their entirety with the following:

	Hines Pan-		Hines Pan-
	European		European
	Core Fund LP		Core Fund LP
	2006		2007

Gross revenues	$1,246		$13,889
Profit (loss) on sale of properties	—		—
Profit (loss) on sale of properties after previously recognized FMV Adj	—		—
Less: Operating expenses	(158)		(1,591)
Interest expense	(461)		(4,447)
Depreciation	—		—
Other gain (loss)	(2,154	)(3)	(11,925	)(3)

Net income (loss) — GAAP basis	(1,527)		(4,074)

Taxable income (loss):
From operations	(2,086)		(403)

From gain (loss) on sale	—		—

Cash generated (deficiency) from operations	1,735		12,999
Cash generated from sales	—		—
Cash generated from refinancing	—		—
Cash generated (deficiency) from investing and financing activities (before distributions)	2,283		(1,683)

Total cash generated (deficiency)	4,018		11,316
Less: Cash distributions to investors:
From operating cash flow	—		(592)
From sales and refinancing	—		—
From other (incentive)	—		—

Cash generated (deficiency) after cash distributions	4,018		10,724
Less: Special items (not including sales and refinancing)	—		—

Cash generated (deficiency) after cash distributions and special items	4,018		10,724

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary income (loss):
— from operations	(39)		(2)
— from recapture(1)	—		—
Capital gain (loss)	—		—
Cash distributions to investors:
Source (on GAAP basis):
— from investment income	—		(3)
— from return of capital	—		—

Total distributions on GAAP basis	—		(3)

Source (on cash basis):
— from sales	—		—
— from refinancing	—		—
— from operations	—		(3)
— from other	—		—

Total distributions on cash basis	—		(3)

Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table

4. The table on page A-9 is hereby deleted and replaced in its entirety with the following:

	Hines Pan-		Hines Pan-		Hines Pan-
	European		European		European
	Core Fund LP		Core Fund LP		Core Fund LP
	2008		2009		2010

Gross revenues	$27,439		$31,361		$53,646
Profit (loss) on sale of properties	—		—		—
Profit (loss) on sale of properties after previously recognized FMV Adj	—		—		—
Less: Operating expenses	(2,949)		(3,648)		(3,990)
Interest expense	(4,819)		(9,050)		(11,393)
Depreciation	—		—		—
Other gain (loss)	(80,351	)(2)	(43,061	)(2)	(18,250	)(2)

Net income (loss) — GAAP basis	(60,680)		(24,398)		20,012

Taxable income (loss):
From operations	3,393		12,975		2,423

From gain (loss) on sale	—		—		—

Cash generated (deficiency) from operations	14,900		32,507		41,697
Cash generated from sales	—		—		—
Cash generated from refinancing	—		—		—
Cash generated (deficiency) from investing and financing activities (before distributions)	(26,508)		(8,405)		(6,057)

Total cash generated (deficiency)	(11,608)		24,102		35,639
Less: Cash distributions to investors:
From operating cash flow	(6,627)		(11,743)		(13,657)
From sales and refinancing	—		—		—
From other (incentive)	—		—		—

Cash generated (deficiency) after cash distributions	(18,235)		12,359		16,559
Less: Special items (not including sales and refinancing)	—		—		—

Cash generated (deficiency) after cash distributions and special items	(18,235)		12,359		16,559

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary income (loss):
— from operations	12		43		7
— from recapture(1)	—		—		—
Capital gain (loss)	—		—		—
Cash distributions to investors:
Source (on GAAP basis):
— from investment income	(23)		(39)		(41)
— from return of capital	—		—		—

Total distributions on GAAP basis	(23)		(39)		(41)

Source (on cash basis):
— from sales	—		—		—
— from refinancing	—		—		—
— from operations	(23)		(39)		(41)
— from other	—		—		—

Total distributions on cash basis	(23)		(39)		(41)

Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table					100%

(1)
Ordinary income (loss) from recapture amounts includes the portion of gains/(losses) on sales subject to tax rates which differ from the preferential capital gains tax rates then in effect. Examples could include unrecaptured section 1250 gains and types of depreciation recapture.

(2)	This amount includes unrealized gains and losses on the fair value of investment properties.